EXHIBIT 23.1

To the Board of Directors and Stockholders of Intraop Medical Corporation

We consent to the incorporation into this registration statement on Form SB-2 of Intraop Medical Corporation of our report dated December 1, 2006 relating to the consolidated balance sheet of Intraop Medical Corporation as of September 30, 2006 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the fiscal year ended September 30, 2006 and 2005, which report is included in the September 30, 2006 annual report on Form 10-KSB of Intraop Medical Corporation.



/s/ PMB Helin Donovan, LLP
----------------------------
PMB Helin Donovan, LLP



San Francisco, California

May 16, 2007